Exhibit 99.1
CONTACT:
PetSmart Investor Relations
(623) 587-2025
PetSmart Reports Results for the Fourth Quarter and Fiscal Year 2009
Q4 Earnings of $0.61 per Share; Comp Sales Growth of 1.5 Percent; Total Sales Growth of 3.4
Percent; FY09 Earnings of $1.59; Comp Sales Growth of 1.6 Percent; Total Sales Growth of 5.4
Percent
PHOENIX, AZ—(March 3, 2010) — PetSmart, Inc. (NASDAQ: PETM) today reported financial results for the fourth quarter and fiscal year 2009, and provided guidance for 2010.
For the quarter, the company delivered earnings per share of $0.61 and comparable store sales growth of 1.5 percent. Total sales for the quarter were $1.41 billion, up 3.4 percent, including a favorable impact from foreign currency fluctuations of $10.0 million. Services sales, which are included in total sales, increased 8.3 percent to $141.6 million.
For the year, the company delivered earnings per share of $1.59 compared to $1.52 last year. Total sales were $5.34 billion, up 5.4 percent, including an unfavorable impact from foreign currency fluctuations of $8.3 million. Comparable store sales grew 1.6 percent and services sales increased 9.2 percent to $575 million.
During the year, the company generated $567 million in operating cash flow and spent $113 million in capital expenditures. In addition, the company repurchased $165 million of PetSmart stock during 2009, with $80 million repurchased during the fourth quarter. The company also distributed $32 million in dividends during 2009, ending the year with $357 million in cash, cash equivalents and restricted cash and zero borrowings on our credit facility.
“We are pleased to report our results for the fourth quarter, with solid earnings and positive comparable store sales. Improvements in traffic, as well as a strong holiday performance led to better results than expected for the quarter,” said Bob Moran, Chief Executive Officer and President. “I’m proud of the hard work our associates deliver each and every day, and as a result I believe we are better positioned for the future than we ever have been before.”
2010 Annual Guidance:
“For 2010, we remain cautiously optimistic about the economic climate. While challenges remain in the macro economy, we continue to focus on those things we can control,” said Chip Molloy, Senior Vice President and Chief Financial Officer. “For all of 2010, we anticipate low single-digit sales comps, total sales growth in the low to mid single digit range and services sales growth of low to mid single digits. We expect earnings per share between $1.73 to $1.83. During the year we expect to spend $125 million to $135 million on capital expenditure projects including growing our square footage 3 percent to 3.5 percent. For the first quarter of 2010, we are expecting comparable store sales of low single digits and earnings per share of $0.40 to $0.44.”
Conference call information
PetSmart management has scheduled a teleconference for 4:30 p.m. EST today to discuss results for the fourth quarter and fiscal year 2009. This teleconference will be webcast live for all investors at www.petm.com or www.streetevents.com. The webcast will be available until the company announces results for the first quarter of 2010. In addition, you can listen to the call live by dialing 866-814-8449 (within the United States and Canada) or 703-639-1368 (for international callers), code 1434382.
A phone replay will be available through April 4, 2010, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1434382.
About PetSmart
PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 1,149 pet stores in the United States and Canada, 162 in-store PetSmart PetsHotel® cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, Doggie Day Camp(SM) pet day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization, has funded more than $109 million in grants and programs benefiting animal welfare organizations and, through its in-store pet adoption programs, has helped save the lives of more than 4 million pets.
Forward-looking statements
This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2010 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.
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PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 31,	% of	February 1,	% of	January 31,	% of	February 1,	% of
	2010	Sales	2009	Sales	2010	Sales	2009	Sales

Merchandise sales	$1,264,044	89.9%	$1,228,542	90.4%	$4,761,039	89.2%	$4,538,563	89.6%
Services sales	141,639	10.1%	130,728	9.6%	575,353	10.8%	526,730	10.4%

Net sales	1,405,683	100.0%	1,359,270	100.0%	5,336,392	100.0%	5,065,293	100.0%

Cost of merchandise sales	885,643	63.0%	849,039	62.5%	3,402,021	63.8%	3,184,819	62.9%
Cost of services sales	103,663	7.4%	95,268	7.0%	415,154	7.8%	385,041	7.6%

Total cost of sales	989,306	70.4%	944,307	69.5%	3,817,175	71.5%	3,569,860	70.5%

Gross profit	416,377	29.6%	414,963	30.5%	1,519,217	28.5%	1,495,433	29.5%

Operating, general and administrative expenses	282,236	20.1%	272,902	20.1%	1,150,138	21.6%	1,125,579	22.2%

Operating income	134,141	9.5%	142,061	10.5%	369,079	6.9%	369,854	7.3%

Interest expense, net	(14,773)	-1.1%	(15,035)	-1.1%	(59,748)	-1.1%	(58,757)	-1.2%

Income before income tax expense and equity in income from investee	119,368	8.5%	127,026	9.3%	309,331	5.8%	311,097	6.1%

Income tax expense	(45,960)	-3.3%	(48,334)	-3.6%	(117,554)	-2.2%	(121,019)	-2.4%
Equity in income from investee	1,621	0.1%	(304)	0.0%	6,548	0.1%	2,592	0.1%

Net income	$75,029	5.3%	$78,388	5.8%	$198,325	3.7%	$192,670	3.8%

Earnings per common share:
Basic	$0.63		$0.63		$1.62		$1.55

Diluted	$0.61		$0.62		$1.59		$1.52

Weighted average shares outstanding:
Basic	119,962		124,444		122,363		124,342
Diluted	122,658		126,783		124,701		126,751

Stores open at beginning of each period	1,149		1,107		1,112		1,008
Stores opened during each period	2		8		45		112
Stores closed during each period	(2)		(3)		(8)		(8)
Stores open at end of each period	1,149		1,112		1,149		1,112

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)
Unaudited

	January 31,	February 1,
	2010	2009

Assets
Cash and cash equivalents	$308,360	$126,314
Restricted cash	48,172	—
Receivables, net	52,232	48,609
Merchandise inventories	563,389	584,011
Deferred income taxes	36,805	28,223
Prepaid expenses and other current assets	57,652	87,677

Total current assets	1,066,610	874,834

Property and equipment, net	1,201,857	1,302,245
Equity investment in affiliate	32,486	25,938
Deferred income taxes	94,901	93,128
Goodwill	42,200	38,645
Other noncurrent assets	23,932	22,863

Total assets	$2,461,986	$2,357,653

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$212,121	$194,630
Accrued payroll, bonus and employee benefits	105,162	88,337
Accrued occupancy expenses and deferred rents	63,142	55,642
Current maturities of capital lease obligations	37,839	32,233
Other current liabilities	146,965	107,315

Total current liabilities	565,229	478,157

Capital lease obligations	533,635	553,760
Deferred rents	91,030	92,155
Other noncurrent liabilities	99,377	89,445

Total liabilities	1,289,271	1,213,517

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—
Common stock; $.0001 par value	16	16
Additional paid-in capital	1,148,228	1,117,557
Retained earnings	1,093,708	936,100
Accumulated other comprehensive income (loss)	2,369	(2,714)
Treasury stock	(1,071,606)	(906,823)

Total stockholders’ equity	1,172,715	1,144,136

Total liabilities and stockholders’ equity	$2,461,986	$2,357,653